EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
MSB Bancorp, Inc.


We consent to incorporation by reference in the registration statement on Form S-8 of MSB Bancorp, Inc. of our report dated January 27, 1998, relating to the consolidated balance sheets of MSB Bancorp, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report is included in the December 31, 1997 annual report on Form 10-K of MSB Bancorp, Inc.



                                        KPMG Peat Marwick LLP

Short Hills, New Jersey
March 30, 1998